Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 14, 2022 (including amendments thereto) with respect to the Class B Common Stock, par value $0.01 per share, of IDW Media Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2022	Raging Capital Management, LLC

	By:	Frederick C. Wasch
		Name:	Frederick C. Wasch
		Title:	Chief Financial Officer

Frederick C. Wasch
Frederick C. Wasch as attorney-in-fact for William C. Martin